                                                                    EXHIBIT 23.1

          CONSENT OF ERNST & YOUNG (CIS) LIMITED, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 18, 1999, except for Note 14, as to which the date is September 10, 1999 and Notes 1 and 7, as to which the date is September 29, 1999, (Golden Telecom, Inc.), with respect to the consolidated financial statements included in Pre-Effective Amendment No. 5 to the Registration Statement (Form S-1 No. 333-82791) and related Prospectus of Golden Telecom, Inc. dated on or about September 30, 1999.


                                            /s/ Ernst & Young (CIS) Limited

Moscow, Russia

September 29, 1999